Exhibit 10.11

FISKER INC.

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (the “Agreement”) is made and entered into by and between ______________ (“Executive”) and Fisker Inc. (the “Company”), effective as of ___________________ (the “Effective Date”).

RECITALS

1. The Board has determined that it is in the best interest of the Company and its stockholders to provide certain payments and benefits in connection with certain terminations of Executive’s employment with the Company.

2. Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law.

2. Rights Upon Termination. Except as expressly provided in Section 3, upon the termination of Executive’s employment, Executive shall only be entitled to: (i) all earned but unpaid salary, all accrued but unpaid vacation and all other earned but unpaid compensation or wages, (ii) any unreimbursed business expenses incurred by Executive on or before the termination date and which are reimbursable under the Company’s business expense reimbursement policies, which will be paid to Executive promptly following Executive’s submission of any required receipts and other documentation to the Company in accordance with the Company’s business expense reimbursement policies, provided such receipts and documents are received by the Company within forty-five (45) days after the date of Executive’s termination, and (iii) such other compensation or benefits due to Executive under any Company-provided retirement, health or equity plans, policies, and arrangements or as otherwise required by law (collectively, the “Accrued Benefits”).

3. Severance Benefits.

(a) Termination without Cause or Resignation for Good Reason. If (i) the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s employment without Cause, or (ii) Executive resigns Executive’s employment with the Company (or any parent, subsidiary or successor of the Company) for Good Reason, in each case, such that, following such termination, Executive is no longer employed by the Company or any of its successors or affiliates, then, subject to Section 4 below, Executive will receive the following severance benefits from the Company:

(i) Cash Severance. $______________ shall be paid to Executive in a single lump-sum payment within thirty (30) days following the Release Deadline.

(ii) Benefits Severance. The amount equal to the monthly premiums that would be due for ______________ of COBRA continuation coverage for Executive and Executive’s eligible dependents shall be paid to Executive in a single lump-sum payment within thirty (30) days following the Release Deadline. For purposes of clarity, this severance payment shall be made to Executive regardless of whether Executive elects COBRA continuation coverage and the applicable monthly premium amount shall be equal to the premium amount that would be due for the first month of COBRA coverage if Executive were to elect such COBRA continuation coverage based on the coverage levels in effect immediately prior to Executive’s termination or resignation.

(b) Resignation; Termination for Cause. If Executive’s employment with the Company is terminated at any time (i) by Executive other than for Good Reason, or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits pursuant to this Agreement except for the Accrued Benefits.

(c) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability where Executive is no longer willing or able to continue performing services for the Company, or Executive’s employment terminates due to Executive’s death, then Executive will not be entitled to receive severance or other benefits pursuant to this Agreement except for the Accrued Benefits.

(d) Breach. The parties acknowledge that Executive’s entitlement to the severance payments contained in this Section 3 are of the essence and an integral part of this Agreement, and that, without such severance provisions, the parties would not enter into this Agreement. Therefore, if the Company, or any successor to the Company, breaches the terms of this Section 3 by failing or refusing pay any of the severance payments owed to Executive in the amounts and/or according to the time periods set forth herein, Executive shall be entitled to two times (2x) the amount of severance payments that Executive would otherwise be entitled to receive pursuant to this Agreement according to the same terms set forth herein. The parties acknowledge and agree that any additional severance payments paid pursuant to this Section 3(d) constitute liquidated damages that would be incurred by Executive and that these additional severance payments are not a penalty, rather they are a reasonable amount intended as liquidated damages that will compensate Executive in the circumstances in which they are payable for the efforts and resources expended, and opportunities foregone, while negotiating and/or enforcing this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amounts would otherwise be impossible to calculate with precision.

4. Conditions to Receipt of Severance.

(a) Release of Claims Agreement. The receipt of any severance payments pursuant to Section 3 will be subject to Executive signing and not revoking a general release of all claims in a form provided by the Company, which release shall release each of the Company and its subsidiaries and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, predecessors, successors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Executive’s employment, engagement, or affiliation with the Company and any of its affiliates or the termination of such employment, engagement or affiliation, but excluding all claims to severance or other benefits Executive may have under this Agreement, and such release becoming effective and irrevocable no later than the Release Deadline. No severance will be paid pursuant to this Agreement until the release becomes effective and irrevocable. If the release does not become effective and irrevocable by the Release Deadline, Executive will forfeit all rights to severance payments under this Agreement.

(b) Confidential Information Agreement and Other Requirements. Executive’s receipt of any payments or benefits under Section 3 will be subject to Executive continuing to comply with the terms of the Confidential Information and Invention Assignment Agreement entered into by and between Executive and the Company effective ___________________ (as such agreement may be amended from time to time), which Executive acknowledges and agrees shall remain in full force and effect.

(c) Code Section 409A. For purposes of Section 409A, each payment that is paid pursuant to this Agreement is hereby designated as a separate payment. Further (i) no severance or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or benefits, are considered deferred compensation under Section 409A, will be paid or otherwise provided until Executive has had a “separation from service” within the meaning of Section 409A, (ii) no severance or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) will be paid or otherwise provided until Executive has had an “involuntary separation from service” within the meaning of Section 409A, and (iii) in the case of (i) and (ii), any reference in this Agreement to “termination” or “termination of employment” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A. The parties intend that all payments and benefits provided or to be provided under this Agreement comply with, or are exempt from, the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt. The Company and Executive agree to work together in good faith to consider amendments to this Agreement, and to take such reasonable actions, which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A before payments or benefits are provided to Executive. Any severance payments or benefits made in connection with Executive’s termination under this Agreement and provided on or before the 15th day of the 3rd month following the end of Executive’s tax year in which Executive’s termination occurs or, if later, the 15th day of the 3rd month following the end of the Company’s tax year in which Executive’s termination occurs, shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(4) and any additional payments or benefits provided in connection with Executive’s termination under this Agreement shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) (to the extent it is exempt pursuant to such section it will in any event be provided no later than the last day of Executive’s 2nd taxable year following the taxable year in which Executive’s termination occurs). Notwithstanding the foregoing, if any of the payments or benefits provided in connection with Executive’s termination do not qualify for any reason to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9)(iii), or any other applicable exemption and Executive is, at the time of Executive’s termination, a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i), each such payment or benefit will not be provided until the first regularly scheduled payroll date that occurs on or after the date six (6) months and one (1) day following Executive’s termination and, on such date (or, if earlier, another date that occurs as soon as practicable after Executive’s death), Executive will receive all payments and benefits that would have been provided during such period in a single lump sum, if applicable. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

5. Limitation on Payments. In the event that the severance benefits provided for in this Agreement and/or other payments and benefits otherwise provided to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 3, and/or the other payments and benefits otherwise provided to Executive, will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits and other payments and benefits, notwithstanding that all or some portion of such severance benefits and other payments and benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Firm, whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 5. Any reduction made pursuant to this Section 5 shall be made in accordance with the following order of priority: (i) Underwater Options, (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time).

6. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Board. For purposes of this Agreement, “Board” means the Board of Directors of the Company.

(b) Cause. For purposes of this Agreement, “Cause” means a termination of Executive’s employment by the Company (or any parent, subsidiary or successor of the Company) due to: (i) Executive’s conviction of a felony or crime, or Executive’s entering a plea of guilty or nolo contendere to a felony or crime, that in any case results in, or is reasonably expected to result in, a material adverse effect on the business or reputation of the Company; (ii) Executive’s recklessness, dishonesty, willful malfeasance, or gross misconduct in connection with Executive’s employment that results in, or is reasonably expected to result in, a material adverse effect on the business or reputation of the Company; (iii) Executive’s willful failure to perform the lawful duties assigned to Executive and/or to follow the reasonable and lawful instructions from the Board, that results in, or is reasonably expected to result in, a material adverse effect on the business or reputation of the Company, and that Executive fails to correct within thirty (30) days following receipt of written notice from Company; or (iv) Executive’s breach of any material provision of the Confidential Information and Invention Assignment Agreement entered into by and between Executive and the Company effective ______________. For purposes of clarity, a termination without “Cause” does not include any termination that occurs solely as a result of Executive’s death or Disability. The foregoing definition does not in any way limit the Company’s ability (or that of any parent, subsidiary or successor of the Company, as applicable) to terminate Executive’s employment at any time, subject to applicable laws.

(c) COBRA. For purposes of this Agreement, “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(d) Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

(e) Disability. For purposes of this Agreement, “Disability” means total and permanent disability as defined in Section 22(e) (3) of the Code.

(f) Firm. For purposes of this Agreement, the “Firm” means the Company’s outside legal counsel or independent public accountants or other firm selected by the Company.

(g) Full Credit Payment. For purposes of this Agreement, “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax.

(h) Good Reason. For purposes of this Agreement, resignation for “Good Reason” means Executive’s resignation due to the occurrence of any of the following conditions which occurs without Executive’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied:

(i) Any material adverse change, or diminution, in Executive’s base compensation (including base salary and target bonus), title, position, authority, duties or responsibilities;

(ii) The Company conditions Executive’s continued service with the Company on the relocation of Executive’s principal work location to a location that is more than thirty (30) miles from Executive’s then current principal work location and such relocation results in an increase in Executive’s one-way commuting distance from Executive’s home by thirty (30) miles or more;

(iii) The failure of the Company to obtain the assumption of this Agreement by any successor to the Company; or

(iv) Any material breach or material violation of a material provision of this Agreement by the Company (or any successor to the Company).

In order for Executive to resign for Good Reason, Executive must provide written notice to the Company of the existence of the Good Reason condition within ninety (90) days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may remedy the Good Reason condition and not be required to provide the severance payments described herein as a result of such proposed resignation. If the Good Reason condition is not remedied within such thirty (30) day cure period, Executive may resign based on the Good Reason condition specified in the notice effective no later than ninety (90) days following the expiration of the thirty (30) day cure period.

(i) Partial Credit Payment. For purposes of this Agreement, “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment. In no event shall Executive have any discretion with respect to the ordering of payment reductions.

(j) Release Deadline. For purposes of this Agreement, “Release Deadline” means the sixtieth (60th) day following Executive’s termination.

(k) Section 409A. For purposes of this Agreement, “Section 409A” means Section 409A of the Code, the regulations and other guidance there under and any state law of similar effect.

(l) Underwater Options. For purposes of this Agreement, “Underwater Options” means stock options whose exercise price exceeds the fair market value of the optioned stock.

7. Successors.

(a) Company Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any such successor to the Company’s business and/or assets.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of the Company’s Secretary (or, if Executive is the Company’s Secretary, any other executive officer of the Company).

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date.

9. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

(b) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of law provisions).

(e) Entire Agreement. This Agreement and the Confidential Information and Invention Assignment Agreement entered into by and between Executive and the Company effective ______________ represent the entire agreement and understanding between the parties hereto and supersedes all prior or contemporaneous agreements with respect to the subject matter of this Agreement. Further, this Agreement supersedes in their entirety any and all prior offer letters or employment agreements entered into by and between Executive and the Company, which offer letters and employment agreements shall be null and void. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement between Executive and the Company, the terms in this Agreement will prevail.

(f) Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision. The remainder of this Agreement shall be interpreted so as best to give effect to the intent of the Company and Executive.

(g) Taxes, Withholding and Required Deductions. All payments and, if applicable, benefits made pursuant to this Agreement will be subject to all applicable taxes, withholding of taxes, and any other required deductions.

(h) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned copy will have the same force and effect as execution of an original, and a facsimile or scanned signature will be deemed an original and valid signature.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	FISKER INC.

(Signature)

By:

Title:

Date:

EXECUTIVE	[EXECUTIVE]

(Signature)

By:

Date: